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                                                                     EXHIBIT 8.2


                 [LETTERHEAD OF PEPPER, HAMILTON & SCHEETZ LLP]



                                 July 18, 1997


First Union Student Loan Trust 1997-1
c/o The First National Bank of Chicago
One First National Plaza, Suite 0126
Chicago, Illinois 60670

          Re: First Union Student Loan Trust 1997-1

Ladies and Gentlemen:

     We have acted as special Delaware counsel to First Union Student Loan Trust 1997-1, a Delaware business trust (the "Trust") to be formed under a trust agreement (the "Trust Agreement"), between First Union National Bank, a national bank association having its main office in Avondale, Pennsylvania, and The First National Bank of Chicago, a national banking association. This opinion is being delivered to you at your request. Except as otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Trust Agreement.


     For purposes of this opinion, we have examined proposed forms of the following documents (the "Documents"):


          (i) the Trust Agreement,


          (ii) the Indenture,



          (iii) the Administration Agreement,



          (iv) the Sale Agreement,



          (v) the Master Servicing Agreement,



          (vi) specimens of the Notes, and



          (vii) specimens of the Certificates.


     We have not reviewed any documents other than the Documents for purposes of rendering our opinions as expressed herein, and we have assumed that there exists no provision of any such other document that bears upon or is inconsistent with opinions as expressed herein. We have conducted no independent factual investigation of our own but have relied solely upon the Documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.


     We have also reviewed only the tax sections of the offering materials with respect to the Notes or the Certificates for the sole purpose of obtaining familiarity with the matters described therein. We have relied on statements in the offering materials that the sale or exchange of the Financed Student Loans (as that term is defined therein) constitutes a capital transaction and, consequently, the Trust is not engaged in a trade or business. However, we express no opinion as to any information contained therein or as to its compliance with any state or federal securities laws.



     We have assumed that the Trust will not have any Delaware source income (as that term is defined in 30 Del.Csec.1124) since (i) the Trust is not engaged in an active trade or business, but is merely collecting principal and interest on the Financed Student Loans through independent contractors, and (ii) the Financed Student Loans should be treated as capital assets for federal income tax purposes. If any of the facts change as to the activities of the Trust with respect to the Financed Student Loans the Trust may be doing business in Delaware and the income may be Delaware source income.

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     We have assumed (i) that the Documents will be executed in the form submitted to us; (ii) the genuineness of the all signatures on documents submitted to us; (iii) the authenticity and completeness of all records, certificates, instruments and documents submitted to us as originals; (iv) the terms of the Documents will be complied with and the representations made in the Documents are true and correct; and (v) the conformity to authentic originals of all records, certificates, instruments and documents submitted to us as certified, conformed, photostatic or facsimile copies thereof.



     We have also assumed, with your permission, and in reliance on the opinion of Cadwalader, Wickersham & Taft, that for purposes of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder, (i) the Trust will not be classified as an association (or publicly traded partnership) taxable as a corporation and will not be subject to income tax, and (ii) the Notes will be classified as indebtedness.



     Based upon the foregoing and subject to the exceptions, qualifications and limitations herein set forth, we are of the opinion that, for Delaware State tax purposes (i) the Trust will not be classified as an association (or publicly traded partnership) taxable as a corporation and will not be subject to Delaware state income tax, (ii) the Notes will be classified as indebtedness, and (iii) Noteholders and Certificateholders that are not otherwise subject to Delaware taxation on their income will not be subject to Delaware income tax solely by reason of their ownership of the Notes or the Certificates, except as to Delaware source income, if any, since the Trust will be classified as a partnership for Federal income tax purposes.


     The foregoing opinions are further subject to the following qualifications:


          a. We express no opinions except those set forth herein including, but not limited to, any opinion as to the laws of any jurisdiction other than the State of Delaware's income tax statute (excluding any fraudulent conveyance laws, fraudulent transfer laws and securities laws and rules, regulations and order thereunder, and further excluding judicial decisions to the extent that they deal with any of the foregoing);



          b. This opinion is given as of the date hereof and is based upon present laws and reported court decisions as they exist and are construed as of the date hereof; and



          c. This opinion is expressly subject to the absence of any additional facts or circumstances that would materially affect the validity of the assumptions and conclusions set forth herein or upon which this opinion is based.



     We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws, including reported court decisions, which may hereafter occur, even though any changes in the facts, circumstances or the laws may render the opinion herein no longer valid.



     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement relating to the Notes and Certificates and to the use of our name under the headings "Certain State Tax Consequences" in the Prospectus filed as part of the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without the prior written consent of a partner of this firm, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.


                                          Very truly yours,


                                          /s/ Pepper, Hamilton & Scheetz LLP


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